Exhibit 99.2


   Harleysville Group Announces CFO Bruce Magee Plans to Step Down in 2005;
             Company Appoints Robert Kauffman as General Counsel

    HARLEYSVILLE, Pa., Oct. 28 /PRNewswire-FirstCall/ -- Harleysville Group Inc. (Nasdaq: HGIC) today announced that Bruce J. Magee will step down from his role as senior vice president and chief financial officer in 2005. The company said a search for a successor is underway.
    The company also announced the appointment of Robert A. Kauffman as senior vice president and general counsel. In that position, he also will serve as secretary and chief governance officer for Harleysville Group.

    Bruce Magee decision
    "Bruce Magee has been a valuable and trusted member of the Harleysville leadership team for the past 18 years, and I respect his decision to pursue a new course in his career," said Michael L. Browne, Harleysville Group's chief executive officer. "Bruce's loyalty to our company and his commitment to its long-term success are evident in his offer to continue as CFO through the conclusion of our 2004 year-end financial reporting cycle and to assist as needed in fiscal year 2005 to ensure a smooth transition period for his successor."
    "It has been a pleasure to serve with such an outstanding team of insurance professionals, but my decision to step down stems from a desire to better balance my professional and personal priorities," Magee commented. "Harleysville has a number of core strengths - including a terrific franchise and a strong capital position - and I believe the strategic direction the company has set will help restore it to its past high levels of financial performance."
    Magee joined Harleysville in 1986 as vice president and controller, his appointment coinciding with the company's initial public offering in May of that year. He was named to his current position in 1993. Prior to joining Harleysville, Magee was an audit manager specializing in the insurance industry with KMG Main Hurdman (a predecessor of KPMG) in Philadelphia. He is a graduate of the Wharton School of the University of Pennsylvania with a bachelor's degree in economics.

    Robert Kauffman appointment
    On the appointment of Robert Kauffman as general counsel, Browne stated, "Rob Kauffman is an outstanding and well-respected lawyer who will be a great asset to Harleysville. He has extensive experience counseling corporate clients in a variety of areas, including insurance matters, and he has been successful in managing staff attorneys. His expertise will serve our organization well in this important leadership role."
    Most recently, Kauffman was a shareholder in the securities litigation department of Berger & Montague, a position he held since joining the Philadelphia law firm in 2003. Prior to that, he was an equity partner in the commercial litigation department of the law firm of Reed Smith, LLP in Philadelphia. Kauffman began his law career with Reed Smith in 1988. In 1992, he left the firm to serve as an assistant United States attorney in the criminal and asset forfeiture divisions of the U.S. Attorney's Philadelphia office. Kauffman returned to Reed Smith in 1996, and became an equity partner in 1997.
    Kauffman earned a bachelor's degree from the University of Pennsylvania and his juris doctor from the University of Pennsylvania Law School.

    Harleysville Insurance is a leading regional provider of insurance products and services for small and mid-sized businesses, as well as for individuals, and ranks among the top 60 U.S. property/casualty insurance groups based on net written premiums. Harleysville Mutual Insurance Company owns 57 percent of Harleysville Group Inc. (Nasdaq: HGIC), a publicly traded holding company for nine regional property/casualty insurance companies collectively rated A- (Excellent) by A.M. Best Company. Harleysville Insurance, which distributes its products exclusively through independent insurance agencies, currently operates in 32 eastern and Midwestern states. Further information can be found on the company's Web site at http://www.harleysvillegroup.com.

    Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company's control and have been made based upon management's expectations and beliefs concerning future developments and their potential effect on Harleysville Group Inc. There can be no assurance that future developments will be in accordance with management's expectations so that the effect of future developments on Harleysville Group will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Harleysville Group depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

SOURCE  Harleysville Group Inc.
    -0-                             10/28/2004
    /NOTE TO EDITORS: Photographs of Bruce Magee and Robert Kauffman are available upon request./
    /CONTACT: Mark Cummins (Investors), +1-215-256-5025, mcummins@harleysvillegroup.com; or Randy Buckwalter (Media), +1-215-256-5288, rbuckwalter@harleysvillegroup.com, both of Harleysville Group/
    /Web site:  http://www.harleysvillegroup.com /
    (HGIC)

CO:  Harleysville Group Inc.
ST:  Pennsylvania
IN:  INS FIN
SU:  PER